EXHIBIT (a)(5)(v)

EXHIBIT (a)(5)(v)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Schedule TO Issuer Tender Offer Statement to Registration Statement No. 333-39837 of Merrill Lynch Senior Floating Rate Fund, Inc. (the “Fund”) and Merrill Lynch Senior Floating Rate Fund, II, Inc. (the “Fund II”) (collectively, the “Funds”) of our reports dated October 18, 2002 for the Fund and October 17, 2002 for the Fund II, both appearing in the August 31, 2002 Annual Reports of the Funds and of our reports dated October 22, 2001 for the Funds, appearing in the August 31, 2001, Annual Reports of the Funds.

/s/ Deloitte & Touche LLP

Princeton, New Jersey August 14, 2003